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                                                                    Exhibit 21.1

                                 SUBSIDIARIES OF
                               PENTON MEDIA, INC.

1. Penton Media Limited, a United Kingdom corporation, and its wholly-owned subsidiaries:

   1. Independent Exhibitions Limited, a United Kingdom corporation;

   2. Service Exhibitions Limited, a United Kingdom corporation; and

   3. Equity Information Exchange Limited, a United Kingdom corporation.

2. Curtin & Pease/Peneco, a Florida corporation.

3. D-M Acquisition Corp., an Illinois corporation, to be renamed Donohue Meehan Publishing Company after the Stock Distribution and DM
   Publishing Combination.